EXHIBIT 4.17

DESCRIPTION OF REGISTRANT’S SECURITIES

As of the date of the Annual Report on Form 10-K of which this Exhibit 4.17 is a part, Zillow Group, Inc. (the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (1) the Company’s Class A common stock, and (2) the Company’s Class C capital stock. The following summarizes important provisions of the Company’s capital stock and describes important provisions of the Company’s amended and restated articles of incorporation (the “Articles of Incorporation”) and amended and restated bylaws (the “Bylaws”). This summary is not complete and is subject to and qualified in its entirety by express reference to the provisions of the Articles of Incorporation and Bylaws, which have been filed and incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.17 is a part.

Authorized Capital Stock

Under the Articles of Incorporation, the Company’s authorized capital stock is 1,890,000,000 shares, each with a par value of $0.0001 per share, consisting of the following four classes of stock:
•1,245,000,000 shares designated as Class A common stock;
•15,000,000 shares designated as Class B common stock;
•600,000,000 shares designated as Class C capital stock; and
•30,000,000 shares designated as preferred stock.

Class A common stock and Class B common stock are sometimes referred to collectively as the Company’s common stock.

Class A Common Stock and Class B Common Stock
Voting Rights
The Class A common stock has one vote per share, and the Class B common stock has ten votes per share. On any matter that is submitted to a vote of shareholders, the holders of Class A common stock are entitled to one vote per share of Class A common stock and the holders of the Class B common stock are entitled to ten votes per share of Class B common stock. Holders of Class A common stock and Class B common stock will vote together as a single group on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or the Articles of Incorporation.
Under Washington law and the Articles of Incorporation, holders of Class A common stock and holders of Class B common stock may each be entitled to vote as a separate voting group, or as a separate voting group with other classes that are affected in the same or a substantially similar way, on a proposed amendment to the Articles of Incorporation that would:
•effect an exchange or reclassification of all or part of the issued and outstanding shares of the class into shares of another class that would adversely affect the holders of the exchanged or reclassified class;
•change the rights, preferences or limitations of all or part of the issued and outstanding shares of the class that would adversely affect the holders of shares of the class;
•change all or part of the issued and outstanding shares of the class into a different number of shares of the same class, which would adversely affect the holders of the class;
•limit or deny an existing preemptive right of all or part of the shares of the class;
•cancel or otherwise adversely affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class; or
•effect a redemption or cancellation of all or part of the shares of the class in exchange for cash or any other form of consideration other than shares of capital stock.

Holders of Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the voting power of Class A common stock and Class B common stock, voting together as a single voting group, will be entitled to elect all of the directors standing for election, if they so choose.

Dividends
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock are entitled to share equally in any dividends that the Company’s board of directors may declare from time to time unless different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting as a separate voting group. If a dividend is paid in the form of Class A common stock or Class B common stock, then holders of Class A common stock will receive Class A common stock and holders of Class B common stock will receive Class B common stock.

Liquidation Rights
Upon the Company’s liquidation, dissolution, or winding up, the holders of Class A common stock and Class B common stock are entitled to share ratably in proportion to the number of shares of Class A common stock then held by each (assuming the conversion of all shares of Class B common stock into shares of Class A common stock) in the Company’s assets available for distribution to the shareholders after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Redemption
Neither the Class A common stock nor the Class B common stock is redeemable.

Preemptive Rights
The Articles of Incorporation provide that no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock, except to the extent provided by written agreement.

Conversion
All of the Class B common stock is held or controlled by Richard Barton or Lloyd Frink, each of whom are referred to as a “founder.” Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for (1) certain transfers described in the Articles of Incorporation, so long as the founder who transfers the Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred and the transferee agrees to be bound the terms of a Transfer Restriction Agreement (as defined below) or (2) transfers between the founders or entities through which a founder holds exclusive voting and dispositive power with respect to Class B common stock, subject to the requirements of the Transfer Restriction Agreements.
In the event of the death or mental disability of a founder, each share of such founder’s Class B common stock will convert into one share of Class A common stock, except as set forth below. If a founder (who is referred to as the “transferring founder”), or an entity that holds Class B common stock with respect to which such founder holds exclusive voting and dispositive power, transfers voting control of shares of Class B common stock to the other founder contingent or effective upon the transferring founder’s death or mental disability, then the transferring founder’s death or mental disability will not immediately trigger a conversion to Class A common stock, provided that the shares of Class B common stock as to which voting control was transferred shall convert to Class A common stock no later than nine months after the death or mental disability of the transferring founder. Further, if one founder dies or becomes mentally disabled simultaneously with the other founder dying or becoming mentally disabled, the founders’ death or mental disability will not immediately trigger a conversion to Class A common stock if voting control of the founders’ shares of Class B common stock is transferred to a trustee designated by the founders and approved by the Company’s board of directors, provided that the shares of Class B common stock as to which voting control was transferred shall convert to Class A common stock no later than nine months after the death or mental disability of the founders.

Once converted into Class A common stock, the Class B common stock may not be reissued.

Except for the issuance of Class B common stock in connection with dividends or distributions in accordance with the Articles of Incorporation, the Company will not issue additional shares of Class B common stock unless the issuance is approved by holders of a majority of the outstanding shares of Class A common stock and holders of a majority of the outstanding shares of Class B common stock, each voting as a separate voting group.

Equal Status
Except as otherwise expressly provided in the Articles of Incorporation or required by applicable law, shares of Class A common stock and shares of Class B common stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction (as defined in the Articles of Incorporation), shares of Class A common stock and Class B common stock will be treated equally, identically, and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to the Company’s shareholders, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

Class C Capital Stock
Voting Rights
Except with respect to the separate voting group rights under the circumstances described in Section 2.5 of the Articles of Incorporation, or except as required by applicable law, shares of Class C capital stock have no voting power.

Dividends
Subject to the preferences that may apply to any series of preferred stock outstanding at any time, the holders of Class C capital stock are entitled to share equally in any dividends that the Company’s board of directors may declare from time to time with respect to shares of the Company’s common stock, unless different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C capital stock, the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group. If a dividend declared with respect to the Company’s common stock is paid in the form of common stock, then holders of Class C capital stock will receive Class C capital stock. Except for a dividend declared in accordance with the provisions described above, the Articles of Incorporation provide that the Company will not declare a dividend with respect to the Class C capital stock, unless it is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

Conversion Upon Dissolution
Immediately prior to the earlier of (1) the Company’s dissolution under Washington law or (2) any record date established to determine the holders of the Company’s capital stock entitled to receive the Company’s net assets in a dissolution under Washington law, each outstanding share of Class C capital stock will automatically, without any further action, convert into and become one fully paid and nonassessable share of Class A common stock. The Company will reserve and keep available out of authorized but unissued shares of Class A common stock the number of shares sufficient to effect the conversion of all outstanding shares of Class C capital stock into shares of Class A common stock.

Redemption
The Class C capital stock is not redeemable.

Preemptive Rights
The Articles of Incorporation provide that no preemptive rights will exist with respect to shares of stock or securities convertible into shares of stock, except to the extent provided by written agreement.

Equal Status
Except as expressly provided in the Articles of Incorporation or required by applicable law, shares of Class C capital stock have the same rights and privileges and rank equally, share ratably, and are identical to the shares of Class A common stock and Class B common stock in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction (as defined in the Articles of Incorporation), shares of Class C capital stock will be treated equally, identically, and ratably, on a per share basis, with shares of Class A common stock with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to the Company’s shareholders, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C capital stock, the holders of a majority of the outstanding shares of Class A common stock, and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

Transfer Restriction Agreements
On July 20, 2015, the Company entered into a transfer restriction agreement with each of the Company’s founders, Messrs. Barton and Frink, and certain of their respective affiliates (collectively, the “Transfer Restriction Agreements”). The Transfer Restriction Agreements were entered into in connection with the declaration by the Company’s board of directors of the issuance of shares of Class C capital stock by means of a dividend to holders of the Company’s Class A common stock and Class B common stock. Pursuant to the Transfer Restriction Agreements, beginning on the date on which Messrs. Barton or Frink, as applicable, no longer serves on the Company’s board of directors (each such date, Messrs. Barton’s or Frink’s “Trigger Date”, respectively), Messrs. Barton or Frink and certain of their respective affiliates that are or become party to the agreements (generally, trusts and other estate planning vehicles through which Messrs. Barton or Frink hold all or a portion of their shares of Class B common stock) must transfer or convert to Class A common stock at least one share of Class B common stock for each two shares of Class C capital stock transferred. The required ratio of shares of Class B common stock to shares of Class C capital stock owned by Messrs. Barton and Frink is subject to adjustment in connection with certain dividends, stock splits, distributions or recapitalizations. These provisions are intended to limit, after the applicable Trigger Date, the ability of Messrs. Barton and Frink to sell or otherwise transfer the non-voting Class C capital stock issued to them in the initial dividend of Class C capital stock to holders of Class A common stock and Class B common stock in respect of their shares of Class B common stock in a manner that does not proportionately reduce their ownership of the Class B common stock.
The Transfer Restriction Agreements also include an equal status provision, which provides that neither Mr. Barton nor Mr. Frink, nor their affiliates that are or become a party to the Transfer Restriction Agreements, may sell any of their shares of the Company’s capital stock in connection with a change of control transaction, including a tender or exchange offer, for (1) with respect to their shares of Class A common stock, an amount per share greater than, or a form of consideration different from, that which the holders of shares of Class A common stock receive in the transaction; (2) with respect to their shares of Class B common stock, an amount per share greater than, or a form of consideration different from, that which the holders of shares of Class A common stock receive in the transaction, unless different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the Class B common stock, each voting separately as a separate group; or (3) with respect to their shares of Class C capital stock, an amount per share greater than, or a form of consideration different from, that which the holders of shares of Class C capital stock receive in the transaction.

Preferred Stock
The Company’s board of directors has the authority to issue up to 30,000,000 shares of preferred stock from time to time in one or more series, including preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of other shares of capital stock, without further action by shareholders, other than approval by or written agreement of holders of a majority of outstanding Class B common stock, which is held by the Company’s founders, Messrs. Barton and Frink (which is referred to as the “approval right”), or in lieu of such approval or written agreement, approval by the Company’s board of directors including a founder in his capacity as a member of the Company’s board of directors. The approval right will terminate when the Class B common stock represents less than 7% of the aggregate number of shares of the outstanding Class A common stock and Class B common stock. Subject to this approval right, the Company’s board of directors also has the authority to fix the voting rights, limitations, and relative rights of any series of preferred stock, including dividend rights, liquidation rights, redemption rights, conversion rights, and voting rights. The issuance of preferred stock may decrease the market price of the Class A common stock and Class C capital stock.

Anti-Takeover Effects of Certain Provisions of the Articles of Incorporation, Bylaws, and Washington Law
Provisions of the Articles of Incorporation, the Bylaws, and Washington law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit the Company’s shareholders. These provisions, which are summarized below, may delay, defer or prevent a tender offer or takeover attempt of the Company that a shareholder might consider in the shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by the Company’s shareholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors and in the policies formulated by the Company’s board of directors and to reduce the Company’s vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the Company’s outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of the Company’s business. Some of these provisions will become effective only after the date (the “threshold date”) on which the Class B common stock held by the Company’s founders, Messrs. Barton and Frink, represents less than 7% of the aggregate number of shares of the outstanding Class A common stock and Class B common stock.

Three Class Structure
As discussed above, the Company’s Class B common stock has ten votes per share, while the Company’s Class A common stock has one vote per share and the Company’s Class C capital stock is nonvoting (except in limited circumstances provided under Washington law or in the Company’s amended and restated articles of incorporation). All of the Class B common stock is controlled by the Company’s founders, Messrs. Barton and Frink, and, as of the date of the Annual Report on Form 10-K of which this Exhibit 4.17 is a part, represents more than a majority of the voting power of the Company’s outstanding capital stock. As a result, for the foreseeable future the Company’s founders will continue to be able to control all matters submitted to the Company’s shareholders for approval, including the election and removal of directors and significant corporate transactions such as a merger or other sale of the Company or of its assets. In addition, until the threshold date, the Company’s founders will be able to call meetings of shareholders and fill vacancies on the Company’s board of directors, and directors may be removed with or without cause. The concentrated control described above could also delay, defer or prevent a change of control, merger, consolidation, takeover or other business combination involving the Company that other shareholders may support, and could discourage a potential acquiror from initiating such a transaction.
Because the Class C capital stock has no voting rights (except in limited circumstances provided under Washington law or in the Articles of Incorporation), the issuance of Class C capital stock will not result in voting dilution to the holders of shares Class A common stock or Class B common stock. As a result, the issuance of Class C capital stock could prolong the duration of the Company’s founders’ current relative ownership of voting power and their ability to control all matters submitted to the Company’s shareholders for approval, including the election and removal of directors and significant corporate transactions such as a merger or other sale of the Company or of its assets.

Authorized but Unissued Shares of the Company’s Class A Common Stock, Class C Capital Stock, and Preferred Stock
The Company’s authorized but unissued shares of Class A common stock, Class C capital stock, and preferred stock are available for the Company’s board of directors to issue without shareholder approval (except to the extent described above under “—Preferred Stock”). To the extent described above in “—Preferred Stock,” the Company’s board of directors has the authority under the Articles of Incorporation to issue preferred stock with rights superior to the rights of Class A common stock and Class C capital stock. As a result, preferred stock could be issued quickly, could adversely affect the rights of holders of Class A common stock and Class C capital stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. The Company may use the additional authorized shares of Class A common stock, Class C capital stock, or preferred stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit and incentive plans. The existence of the Company’s authorized but unissued shares of Class A common stock, Class C capital stock, and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or other transaction.

Classified Board of Directors; Election and Removal of Directors
The Articles of Incorporation provide for the division of the Company’s board of directors into three classes, as nearly equal in number as practicable, with the directors in each class serving for three-year terms, and one class being elected annually by the Company’s shareholders. Prior to the threshold date, the Company’s directors can be removed with or without cause by holders of Class A common stock and Class B common stock, voting together as a single group. After the threshold date, the Company’s directors can be removed only for cause. Because this system of electing, appointing, and removing directors generally makes it more difficult for shareholders to replace a majority of the Company’s board of directors, it may discourage a third party from initiating a tender offer or otherwise attempting to gain control of the Company, and may maintain the incumbency of the Company’s board of directors.

Limits on Ability of Shareholders to Act by Written Consent or Call Special Meetings of Shareholders
Washington law limits the ability of shareholders of public companies from acting by written consent by requiring unanimous written consent for a shareholder action to be effective. This limit on the ability of the Company’s shareholders to act by less than unanimous written consent may lengthen the amount of time required to take shareholder action. In addition, the Articles of Incorporation provide that special meetings of the Company’s shareholders may be called only by the chairman of the Company’s board of directors, the board of directors, chief executive officer, president or, prior to the threshold date, holders of at least 25% of the combined voting power of outstanding Class A common stock and Class B common stock. After the threshold date, only the chairman of the Company’s board of directors, the board of directors, chief executive officer or president may call a special meeting of shareholders.

Advance Notice Requirements for Shareholder Proposals and Director Nominations
The Bylaws provide that shareholders seeking to bring business before a meeting of shareholders, or to nominate candidates for election as directors at a meeting of shareholders, must provide us with timely written notice of their proposal. The Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

Amendment to the Bylaws and Articles of Incorporation
The Articles of Incorporation and Bylaws provide that shareholders can amend or repeal the Bylaws only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of Class A common stock and Class B common stock, voting together as a single group.

Unless approved by a majority of “continuing directors,” as that term is defined in the Articles of Incorporation, specified provisions of the Articles of Incorporation may not be amended or repealed without the affirmative vote of the holders of at least two-thirds of the outstanding voting power of capital stock entitled to vote on the action, including the following provisions:
•those requiring the affirmative vote of at least two-thirds of the voting power of outstanding Class A common stock and Class B common stock, voting together as a single group, in order for shareholders to amend or repeal the Bylaws;
•those dividing the Company’s board of directors into three classes;
•those providing that, after the threshold date, directors are removable only for cause;
•those permitting, after the threshold date, only a majority of the members of the Company’s board of directors or the sole remaining director to fill vacancies on the Company’s board of directors;
•those providing that only the Company’s board of directors may change the size of the Company’s board of directors;

•those requiring the affirmative vote of the holders of at least two-thirds of the voting power of outstanding Class A common stock and Class B common stock, voting together as a single group, to amend specified provisions of the amended and restated articles of incorporation; and
•those providing that special meetings of shareholders may be called only by the chairman of the Company’s board of directors, chief executive officer, president or, prior to the threshold date, holders of at least 25% of the combined voting power of outstanding Class A common stock and Class B common stock.

Washington Law
Chapter 23B.19 of the Washington Business Corporation Act, with limited exceptions, prohibits a “target corporation” from engaging in specified “significant business transactions” for a period of five years after the share acquisition by an acquiring person, unless (1) the transaction is exempted by RCW 23B.19.030, (2) the significant business transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the acquiring person’s share acquisition, or (3) the significant business transaction was both approved by a majority of the members of the target corporation’s board of directors and approved at a shareholder meeting by at least two-thirds of the outstanding voting shares of the target corporation (excluding the acquiring person’s shares or shares over which the acquiring person has voting control) at or subsequent to the acquiring person’s share acquisition. An “acquiring person” is defined as a person or group of persons that beneficially owns voting shares entitled to cast votes comprising 10% or more of the voting power of the target corporation. “Significant business transactions” include, among other transactions:
•mergers, share exchanges or consolidations with, dispositions of assets to, or issuances of stock to or redemptions of stock from, the acquiring person;
•termination of 5% or more of the employees of the target corporation employed in Washington whether at one time or over the five-year period following the share acquisition, while the corporation has an acquiring person and as a result of the acquiring person’s acquisition of 10% or more of the shares;
•allowing the acquiring person to receive any disproportionate benefit as a shareholder; and
•liquidating or dissolving the target corporation.

After the five-year period, certain “significant business transactions” must comply with the “fair price” provisions of the statute or must be approved by a majority of the votes entitled to be counted within each voting group entitled to vote separately on the transaction, other than those of which the acquiring person has beneficial ownership or voting control. A corporation may not “opt out” of this statute.